STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

MERGING

RADIANT LOGISTICS, INC.

INTO

GOLF TWO, INC.

Pursuant to Section 253 of the General Corporation Law of Delaware, GOLF TWO, Inc., a Delaware corporation incorporated on the 15th day of March, 2001, pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this corporation owns 100% of the capital stock of RADIANT LOGISTICS, Inc., a Delaware corporation incorporated on the 29th day of April, 2005, and that pursuant to the provisions of the Agreement and Plan of Merger dated October 18, 2005, and that this corporation, by a resolution of its Board of Directors duly adopted by unanimous written consent on the 18th day of October, 2005, determined to and did merge RADIANT LOGISTICS, Inc. into said GOLF TWO, Inc., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding capital stock of RADIANT LOGISTICS, Inc., a corporation organized and existing under the laws of Delaware; and

WHEREAS this corporation desires to merge into itself RADIANT LOGISTICS, Inc., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said RADIANT LOGISTICS, Inc. and assumes all of its liabilities and obligations; and

FURTHER RESOLVED, that an authorized officer of this corporation be, and he hereby is, directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said RADIANT LOGISTICS, Inc., and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware; and

FURTHER RESOLVED that upon effectiveness of the merger GOLF TWO, Inc. relinquishes its corporate name and assumes in place thereof the name RADIANT LOGISTICS, Inc.; and

FURTHER RESOLVED that officer of this corporation be, and he hereby is, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, GOLF TWO, Inc. has caused this certificate to be signed by Bohn H. Crain, an authorized officer, this 18th day of October, 2005.

Bohn H. Crain, Chief Executive Officer